As filed with the Securities and Exchange Commission on June 21, 2013
Registration No. 333-159768

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMBASSADORS GROUP, INC.
(Exact name of issuer as specified in charter)

Delaware	91-1957010
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Dwight D. Eisenhower Building 2001 South Flint Road Spokane, Washington	99224
(Address of principal executive offices)	(Zip Code)

2009 Equity Participation Plan
(Full title of the plan)

Anthony F. Dombrowik
Interim Chief Executive and Chief Financial Officer
2001 South Flint Road
Spokane, WA 99224
(Name and address of agent for service)

Telephone number, including area code, of agent for service:
(509) 568-7800

Copy to:

Margaret Hill Noto
Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, Oregon 97204-1268

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

 EXPLANATORY NOTE

Ambassadors Group, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 (Registration No. 333-159768 and referred to herein as the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) with respect to shares of the Registrant’s common stock, to be offered and sold pursuant to the Registrant’s 2009 Equity Participation Plan (the “2009 Plan”). A total of 1,404,458 shares of common stock were registered for issuance under the 2009 Plan pursuant to the Registration Statement.   As of June 5, 2013, options for 711,256 shares were outstanding under the 2009 Plan, 228,454 shares of restricted stock were subject to forfeiture under the 2009 Plan  and 1,625,835 shares remained available for option grants under the 2009 Plan.

The Registrant has since combined the 2009 Plan into the Registrant’s 2013 Stock Incentive Plan as of June 5, 2013 (the “2013 Plan”), so that all future equity awards under the 2009 Plan will be made under the 2013 Plan. According to the terms of the 2013 Plan, the shares of common stock that were available for grant under the 2009 Plan as of June 5, 2013 (“Carry Over Shares”), and any shares subject to options previously granted under the 2009 Plan that subsequently expire or terminate without being exercised and any shares of restricted stock that are subsequently forfeited to the Registrant, are included in the reserve of shares available for issuance under the 2013 Plan. The total number of shares of common stock previously reserved and available for grants under the 2009 Plan on June 5, 2013 was 1,625,835. The Carry Over Shares are hereby deregistered. The Registration Statement otherwise remains in effect as to the shares of common stock outstanding under the 2009 Plan.

Contemporaneously with this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of common stock available for offer or sale pursuant to the 2013 Plan, including the Carry Over Shares.

In accordance with the principles set forth in Interpretation 89  under Section G of the Manual of Publicly Available Telephone Interpretations of the SEC Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is hereby filed (i) to reallocate the Carry Over Shares from the 2009 Plan to the 2013 Plan and (ii) to carry over from the 2009 Plan Registration Statement the registration fees paid for the Carry Over Shares being registered under the Incentive Plan Registration Statement on Form S-8.

To the extent any additional shares of common stock that remain subject to outstanding awards under the 2009 Plan otherwise would have been returned to the 2009 Plan after June 5, 2013 on account of expiration or termination of options without being exercised or the forfeiture of restricted shares, those shares of common stock instead will be included in the reserve of shares of common stock for issuance under the 2013 Plan. Accordingly, the Registrant may periodically file additional post-effective amendment(s) to the Registration Statement and additional Registration Statement(s) on Form S-8 to carry forward such shares of common stock from the 2009 Plan to the 2013 Plan for issuance thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on June 21, 2013.

AMBASSADORS GROUP, INC.

By:	/s/Anthony F. Dombrowik
Anthony F. Dombrowik,
Interim Chief Executive Officer, Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Anthony F. Dombrowik as his or her attorneys-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming that such attorney-in-fact and agent or his or her substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ ANTHONY F.DOMBROWIK	Interim Chief Executive Officer, Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	June 21, 2013
Anthony F. Dombrowik

/s/ JAMES M. KALUSTIAN	Chairman of the Board of Directors	June 21, 2013
James M. Kalustian

/s/ DANIEL G. BYRNE	Director
Daniel G. Byrne		June 21, 2013

/s/ PETER H. KAMIN	Director	June 21, 2013
Peter H. Kamin

/s/ NILOFER MERCHANT	Director	June 21, 2013
Nilofer Merchant

/s/ LISA RAPUANO	Director	June 21, 2013
Lisa Rapuano

/s/ DEBRA DULSKY	Director	June 21, 2013
Debra Dulsky

/s/ RICARDO L. VALENCIA	Director	June 21, 2013
Ricardo L. Valencia

/s/ TIMOTHY M. WALSH	Director	June 21, 2013
Timothy M. Walsh